Exhibit 3.3

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 06/23/1999
991234215 – 2416248

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

The undersigned, being the Secretary and Chief Financial Officer of The MacNeal-Schwendler Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of The MacNeal-Schwendler Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing “Article I. Name” so that, as amended, said Article shall be and read as follows:

“The name of the corporation is MSC.Software Corporation (hereinafter referred to as the “Corporation”).”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware as which meeting the necessary number of shares as required by same were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under penalties of perjury, this 23rd day of June, 1999.

THE MACNEAL-SCHWENDLER CORPORATION

By:	/s/ Louis A. Greco
Name:	Louis A. Greco
Title:	Secretary and Chief Financial Officer